EXHIBIT 10.25

SUPPLY AGREEMENT

This Supply Agreement (“Agreement”) is entered into as of August 30, 1999, (“Effective Date”) by and between CytRx Corporation, a Delaware corporation (“CytRx”) and Nycomed Inc., a Delaware corporation, doing business as Nycomed Arnersham Imaging. (“NA”).

RECITALS

A.    NA is in the business of providing pharmaceutical contract manufacturing services in its manufacturing facility at 33 Riverside Avenue, Rensselaer. NY (“Facility”).

B.    CytRx is in the business of developing human therapeutic products.

C.    CytRx wishes to purchase from NA pharmaceutical contract manufacturing services in the Facility for the production of the specific CytRx Product defined below.

NOW THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the Parties hereto agree as follows:

AGREEMENT

1.	DEFINITIONS. When used in this Agreement, each of the following terms shall have the meaning provided below:

a.    “Equipment” means equipment, instruments, supplies, and materials owned or leased by CytRx, and located within the Facility, as identified in Exhibit A.

b.    “GMP” means Good Manufacturing Practice as defined in the Code of Federal Regulations Chapter 21, parts 210 and 211 pertaining to API manufacturing, and as currently practiced in the pharmaceutical industry.

c.    “Parties” means NA and CytRx and when used in the singular means either of them.

d.    “Product” means the Active Pharmaceutical Ingredient (“API”) known as Purified Poloxamer 188 (CRL 5861), which is a component of FLOCOR™.

e.    “Proposal” means the NA proposal “CytRx Flocor Proposal” dated June 25, 1999, and the modified proposal “CytRx Proposal” dated July 28, 1999.

f.    “Services” means the specific manufacturing and operational services set forth in Exhibit B, including but not limited to, the manufacture of Product.

g.    “Specifications” means the manufacturing instructions, test methods, raw materiel specifications, In-process specifications, and Product specifications as provided by CytRx to NA from time to time.

h.    “Technology” means all foreign and domestic patents, patent applications, patent rights, know-how, trade secrets, copyrights, technical data, inventions (whether patentable or not), discoveries, designs, specifications, standard operating procedures, plans, works of authorship, techniques, methods, processes, test procedures, manufacturing instructions, cleaning procedures, and all other scientific or technical information or materials, in whatever form pertaining to the specific Product and/or services.

i.    “Contract Year” means the twelve (12) month period beginning with January 1, 2000 through December 31, 2000, and subsequent twelve (12) month periods during the term of this Agreement.

2.    NA’S REPRESENTATIONS AND RESPONSIBILITIES.

a.	NA’s Representations. NA, based on its reasonable knowledge, represents that:

i.    NA’s Facility will remain in compliance with GMP;

ii.    NA will remain in compliance with the Federal Food, Drug and Cosmetic Act; and

iii.    NA will perform the Services and deliver Product in conformance with GMP and the Specifications, and in accordance with the terms and conditions of this Agreement.

iv.    NA has tested, or will test, the computers, software, and all devices (including, without limitation, telephones, PBX’s, facsimile machines, office building systems, and machinery) reasonably necessary to the performance of NA’s Services and ongoing business operations (collectively, “Computing Devices”) to determine whether such Computing Devices will fail or will produce erroneous results as a result of the inability to receive, store, process, or output date information (including, but not limited to, date data related to the year 2000) properly or in a compatible or correct format (each, a “Failure”).

b.     NA’s Responsibilities.

i.    NA will maintain a current Drug Master File (“DMF”) with the FDA. CytRx will assist in the preparation and review of this DMF and will retain rights to access the DMF and its contents during the life of the contract. This DMF will describe operating procedures, and Product specific procedures.

ii.    NA and the Facility will maintain all required registrations and listings with FDA and any state or local agencies:

iii.    NA will comply with all applicable laws and regulations, and requirements of all applicable federal, state, and local agencies including, but not limited to, FDA, OSHA, EPA, Police Department, and Fire Department.

iv.    NA will be responsible for all items designated as its responsibility on the Quality Agreement attached hereto as Exhibit C.

v.    NA at its expense will be obligated to reasonably maintain the Equipment. NA will be responsible for any and all damage to the Equipment due to negligence, apart from normal wear and tear, NA will maintain the Equipment free of any liens and security interests arising through NA. Nothing contained in this Agreement or any other document shall give or convey to NA any right, title, or interest in or to the Equipment, except for the right to use the Equipment as set forth herein, and NA represents and agrees that NA shall hold the Equipment subject and subordinate to the rights of CytRx, and any other secured party having rights through CytRx. NA hereby grants to CytRx a security interest in all the Equipment provided hereunder by CytRx and the proceeds thereof until all such Equipment is returned to CytRx by NA. NA shall execute any instruments or documents CytRx deems appropriate to protect the security interest, and, in any event, a copy of this Agreement may be filed at any time after signature by NA as a financing statement for that purpose. In the event of default or other breach by NA, CytRx shall have all the rights and remedies of a secured creditor upon default as provided by applicable law.

vi.    During the term of this Agreement, NA may use the Equipment only to produce Product for CytRx.

vii.    During the term of this Agreement, NA shall maintain insurance as follows: (a) Commercial General Liability covering claims for bodily injury, death. personal injury or property damage with minimum limits of $5,000,000 each occurrence with a General Aggregate limit of $10,000,000; (b) Employers’ Liability or ‘Stop Gap” coverage with limits of $100,000 each accident. CytRx shall be given thirty (30) days advance written notification of any cancellation or material change of the policy. Upon CytRx’s request, NA shall forward certificate(s) of insurance to CytRx.

viii.    NA agrees that the Specifications may only be changed by CytRx, and that CytRx, and that NA will strictly follow the Specifications until advised of a change by CytRx in writing unless NA is required to do so by a government agency. In such a case NA will immediately advise CytRx.

ix.    NA will maintain the Building, as defined in section 4, free of any liens and security interests arising through NA.

3.    CYTRX’S REPRESENTATIONS AND RESPONSIBILITIES.

a.    CytRx’s Representations. CytRx, based on its reasonable knowledge, represents that:

i.    CytRx is in compliance with all international, federal, state, and local laws and regulations applicable to the development, design, manufacture, marketing, and sale of the Product, including but not limited to the requirements of the Federal Food, Drug and Cosmetic Act.

b.    CytRx’s Responsibilities.

i.    CytRx will provide the Specifications and Technology in order to manufacture and analyze Product and/or components of Product.

ii.    CytRx will be responsible for all items designated as its responsibility on the Quality Agreement attached hereto as Exhibit C.

4.    MANUFACTURING SPACE.

a.    NA agrees to provide space within the Facility for the manufacture of Product. Part of this space will include a new building 4a (“Building”), as described in the Proposal that will be paid for by CytRx.

b.    CytRx may use the Building for development and production of other products, subject to mutual agreement by both Parties.

c.    NA will commence construction of the Building within 10 days of the execution of this Agreement and diligently continue such construction thereafter. NA shall complete such construction in conformity with the Proposal and with all applicable laws and regulations and provide to CytRx a certificate of occupancy from the applicable governmental authorities on or before December 31, 1999. CytRx agrees to reimburse NA $743,000 for the capital expenses for the construction of the Building and installation of the Equipment, as described in the Proposal, pursuant to this Paragraph 4.c. On or before the execution this Agreement, CytRx has advanced and NA acknowledges receipt of, an initial disbursement hereunder of $150,000.00 for the final capital expenditures per the estimated cash flow schedule attached hereto as Exhibit D, such amount representing approximately 20% of the total estimated capital costs. Disbursements shall be made no more frequently than monthly and on or about the first of each month for the previous month’s work within seven (7) days of written request from NA accompanied by invoices in the amount requested for disbursement. CytRx and NA agree that, at any point in time, there shall be on deposit with NA an amount equal to 20% of the remaining estimated costs of the project (such amount initially being $150,000). Monthly disbursements to NA shall therefore be reduced by an amount so as to adjust the deposit on hand to an amount equal to 20% of the remaining estimated costs. If, during the course of construction, NA is required to enter into firm purchase commitments exceeding the deposit on hand, NA may request additional funding to raise the deposit on hand to an amount equal to such purchase commitments. The final request for disbursement shall be conditioned upon completion of the Building, evidence that the general contractor has been paid in full and a copy of the certificate of occupancy for the Building. CytRx or its designee shall have the right to inspect the progress of construction upon advance notice to NA. CytRx shall not be obligated to make disbursements hereunder in the event of: (i) any cessation of construction; (ii) any default by the contractor under the construction contract; (iii) the filing of any liens by any subcontractors or materiel suppliers in connection with the construction of the Building; (iv) any bankruptcy filing by the construction contractor; or (v) any termination of this Agreement by CytRx. Only NA shall be entitled to disbursement under this Paragraph 4.c; NA and CytRx intend no third party beneficiary rights hereunder for the general contractor or any other parties entitled to payment from NA for construction of the Building. NA hereby indemnifies and holds CytRx harmless against any and all claims from the general contractor or other parties entitled to payment from NA for construction of the Building. In the event of any termination of this Agreement by CytRx for the reasons set forth in Paragraph 9.c herein below, then, in addition to any other damages to which CytRx may be entitled, NA shall reimburse CytRx for all disbursements made by CytRx pursuant to this Paragraph 4.c. From and after the date of the first commercial manufacturing order for Product hereunder, the amount that would be due from NA under the preceding sentence in the event of a subsequent termination shall be reduced pro rata on a straight line basis over the remaining term of this Agreement.

d.    During the term of this Agreement, NA may not use the Building or the Equipment other than to perform the Services for CytRx.

e.    CytRx or its designee may visit the Facility to review the Product operations at any time upon three (3) days advance notice to NA. CytRx may visit the Facility with third parties upon seven (7) days advance notice to NA.

f.    NA has included in the agreed purchase price, the utility services required to manufacture Product, including, but not limited to, electricity, water, compressed air, chilled water, and hot water.

5.    TECHNOLOGY LICENSE

a.    CytRx hereby grants to NA a license to use the Technology solely to manufacture Product for CytRx for the term of this Agreement.

b.    For the purposes of this Agreement, ‘Inventions’ means any novel discovery conceived, completed or reduced to practice by NA, either solely or jointly, through the use of the Technology and/or Product, whether or not patentable, including, but not limited to, any useful process, method, formula, technique, machine, manufacture or composition of matter, as well as improvements thereto. NA hereby assigns, agrees to assign and upon creation automatically assigns, to CytRx in perpetuity all right, title and interest that NA may have in such inventions, including without limitation all copyrights and the rights to apply for, and legal title to, any form of patent, utility model, industrial design or similar property right recognized by any country or jurisdiction. NA represents and warrants that it is not and will not become a party to any agreement that would require it to assign to any other person or entity the copyrights, patent rights or other such rights to such Inventions. Should CytRx elect to file any applications for patent protection or to register claims of copyright to any such Inventions, NA will, at the request of CytRx, do all things end sign all documents or instruments reasonably necessary to register such claims, file such applications and obtain, defend and enforce such copyrights and patent rights. Such cooperation and execution shall be at no additional compensation to NA; however, CytRx shall reimburse NA for reasonable out-of-pocket expenses incurred at the specific request of CytRx.

6.    DEVELOPMENT

a.    NA agrees to perform a laboratory investigation as described in the Proposal section 3, which will include, but not be limited to, analytical testing of a sample of Product, development of dryer cycle, hazard testing, and analytical technology transfer.

b.    NA agrees to allow the installation of the Equipment within the Facility, and to assist in said installation as required and as requested at no additional charge.

c.    NA agrees to perform Equipment validation and to manufacture at least five (5) demonstration batches as described in the Proposal section 3, followed by preparation and submission of a DMF.

d.    NA agrees to perform process validation on four (4) batches, each comprised of several sub-lots, as described in the Proposal section 3.

e.    CytRx agrees to pay $240,300 for the development work described in this section 6a, 6b, and 6c after its satisfactory completion and within 30 days of receipt of an invoice from NA for such work.

f.    CytRx agrees to pay for the process validation work described in this section 6d, by purchasing Product produced and delivered to CytRx that meets the Specifications and by purchasing Product in accordance with Section 7. Purchase price shall be the dollar amount per kilogram stated in Exhibit E as amended per section 7c herein.

g.    NA agrees to produce product consistent with the Specifications and Purchase Orders based on the Forecast as described in Section 7a and b.

7.    FORECASTING, PURCHASING, PRICING and PAYMENTS.

a.    CytRx will provide to NA, six (6) months prior to the first commercial manufacturing order for Product, a non-binding forecast of anticipated orders of Product for each calendar quarter during the following twelve (12) month period. Thereafter, CytRx will provide to NA within ten (10) days prior to the beginning of each calendar quarter, a non-binding forecast of anticipated orders of product for each calendar quarter during the following twelve (12) month period. Based on the foregoing forecasts, NA shall order raw materials to meet such forecasts. The first forecast for the year 2000, however, will be provided to NA by 3/31/00 after CytRx has thoroughly reviewed the pivotal clinical trial data in sickle cell disease.

b.    CytRx will provide NA with purchase orders for Product at least ninety (90) days prior to a requested delivery date. NA will provide CytRx, within five (5) days after receipt of an order, an order acknowledgement with a firm delivery schedule. NA will use reasonable commercial efforts to ship and deliver ordered Product on the date requested.

c.    As of the Effective Date, pricing for Product is estimated per the schedule attached hereto as Exhibit E. Within eighteen (18) months of the Effective Date the Parties will agree upon a set price based upon the work performed in the demonstration batches described in section 6c, and the first year of manufacture and Exhibit E will be amended. The Price per kilogram of Product meeting Specifications equals the Material Cost plus Added Value Cost. All material cost variances will pass to CytRx. CytRx will receive an Added Value yield variance calculated as follows:

i.    For Year 1: During Year I yield improvements above 19 kg will be credited 50% to CytRx by the following formula:

Base yield = 19 kilograms. Yield variance adjustment ((base yield – actual yield)/base yield)* 0.5(Added Value)

ii.    For Year 2:

At the end of Contract Year I (starting January 2000) the Parties will agree on a new base yield, material cost and Added Value. From that point forward the Parties will share the benefit of the materiel cost and Added Value yield variances 50/50 unless the coat improvement was the result of CytRx only design or process changes in which case the Added Value yield variances will be shared 75/25 to CytRx.

iii.    For Year 3 and Onward:

The new base yield and variance sharing calculation will remain in effect throughout the term of the contract. There will be art annual adjustment of material cost to reflect actual purchase values and an Index based inflationary adjustment of the Value Added. The adjustment will be calculated no later than January 15th of the new Contract Year, and will be equal to the percent change in the Index over the previous twelve (12) month period. The index used will be the Producer Price Index as published by the Bureau of Labor Statistics, Series ID WPU00000000 (PPI-Commodities, All commodities, All commodities, Base Date 8200, Not Seasonally Adjusted).

d.    Cost saving measures other than those resulting in yield or material cost variance will be shared between NA and CytRx. If the cost savings is developed by CytRx, the price of the Product will be reduced by 100% of the cost savings, and NA shall be entitled to a one time fee acceptable to both Parties for the cost of implementing the change. If the cost savings is developed by NA, the price of the Product will be reduced by 50% of the cost savings. Any cost savings that are found during the setting of the initial price, as described in 7c, will be allocated 100% to CytRx. This type of cost savings includes, but is not limited to, actual versus projected raw material costs, and actual versus expected yield. Any cost savings as a result of reduction in overhead due to other products being produced by CytRx within the Facility, will be allocated 100% to CytRx.

e.    Payment terms will be net thirty (30) days from date of invoice provided the Product is not rejected by CytRx for failure to meet Specifications.

f.    CytRx may, at any time during the term of this Agreement, designate a third party or parties who may provide forecasts and purchase orders under the terms of this Agreement.

8.    QUALITY ASSURANCE.

a.    Product supplied by NA shall be in conformance with the current Specifications.

b.    NA will provide a Certificate of Analysis (“CoA”) with each lot of Product. The CoA will include the Product lot number, each analytical test performed on the Product, and the actual result of each test.

c.    CytRx may, at its own expense, perform any or all of the analytical tests on Product supplied by NA.

d.    CytRx will have thirty (30) days after receipt of Product from NA to inspect the Product. If CytRx believes that Product does not meet the Specifications, CytRx will have an additional ten (10) days to notify NA, in writing, of a description of the discrepancy. NA will have ten (10) days after receipt of notification to respond to CytRx, in writing, with one of the following actions:

i.    NA may replace the Product with conforming Product as soon as reasonably possible, but in no case later than 90 days from receipt of notice of discrepancy, at no additional cost to CytRx; or

ii.    NA may retest the product and inform CytRx, within thirty (30) days, of its findings.

If both Parties agree that the Product does not meet the Specifications, then NA shall replace the Product with conforming Product as soon as reasonably possible, but in no case later than 90 days. If the parties do not agree on the disposition of the product, then a mutually acceptable third party will be contracted to test the Product. The results of that third party’s test will be acceptable to the Parties in a final disposition of the Product. The costs incurred for the third party’s services will be paid by the Party at fault.

9.    TERM and TERMINATION.

a.    This Agreement will commence as of the Effective Date and, unless terminated as provided in 9 (c), shall continue in effect for a period of four contract years ending December 2003. Thereafter, this Agreement shall automatically renew for successive one (1) year terms, unless terminated as provided below.

b.    Beginning January 1, 2003, either Party may terminate this Agreement at any time for any reason by providing the other Party with twelve (12) months written notice.

c.    This Agreement may be terminated in its entirety by a Party upon the occurrence of any of the following events:

i.    By a Party upon thirty (30) days written notice if there has been a material breach of any representation, warranty, covenant, or obligation contained in this Agreement on the part of the other Party which is not cured by the breaching Party within thirty (30) days after receiving written notice of such breach;

ii.    If the other Party shall fail to promptly secure or renew any license, registration, permit, authorization, or approval necessary for the conduct of its business in the manner contemplated by this Agreement, or if any such license, registration, permit, authorization, or approval is revoked or suspended and not reinstated within sixty (60) days or if reinstatement is not possible within sixty (60) days, diligent efforts are not being made to effect such reinstatement; or

iii.    If the other party shall seek protection under any bankruptcy or comparable proceeding, or if any such proceeding is instituted against a Party and not dismissed within one hundred and twenty (120) days.

d.    Upon any termination or expiration of this Agreement, NA shall provide CytRx with reasonable access to the Facility, as CytRx requires. to remove Equipment from the Facility. CytRx shall be responsible for all costs associated with dismantling and removal of the equipment.

e.    Upon any termination or expiration of this Agreement, NA agrees to reasonably assist CytRx, at no expense to NA, with any Technology transfer to CytRx or to a third party, as requested by CytRx.

f.    Should CytRx terminate this Agreement NA shall take reasonable measures to cease any ongoing production and limit further expenses associated with such ongoing production. CytRx shall pay NA for the amount of any lot produced pursuant to a Purchase Order, for reasonable expenses incurred by NA with respect to the remainder of said Purchase Order and for the value of the raw materials purchased in reasonable expectation of the forecast prior to the effective date of the termination. These reasonable expenses shall not exceed the cost of the Product as stated in the Purchase Order. Further, any unused raw material which CytRx pays NA for will become the property of CytRx if they notify NA in writing of their decision to assume ownership for such raw materials. NA will ship the raw materials to a site designated by CytRx at CytRx’s expense.

10.    CONFIDENTIALITY.

a.    All Technology that NA obtains from CytRx, including any derivative works or improvements of such Technology, is the exclusive confidential property of CytRx.

b.    Any Product specific Technology that CytRx obtains from NA may be used by CytRx in the manufacture of Product or in the manufacture of other products.

c.    CytRx has the right to apply for a patent on any part of the Technology, at CytRx’s expense. NA agrees to cooperate with CytRx on the preparation of such applications.

d.    Except as expressly allowed in this Agreement, NA will hold in confidence and not use or disclose any confidential property of CytRx during the term of this Agreement and for a period of five (5) years after the life of CytRx’s US patents on Product, or nine (9) years after termination of the Agreement, whichever is longer, and NA employees and agents shall be similarly bound by a written agreement.

e.    Either Party shall not be obligated under this Section 8 with respect to any Technology the receiving party can document;

i.  is or has become readily publicly available through no fault of the receiving Party or its employees; or

ii. is received from a third party lawfully in possession of such information and lawfully empowered to disclose such information: or

iii. was rightfully in the possession of the receiving Party prior to its disclosure by the other Party; or

iv.    was independently developed by employees or consultants of the receiving Party without use of or access to Technology of the disclosing Party.

f.    Notwithstanding the foregoing, the receiving Party may disclose Technology to the extent it is required to be disclosed to a governmental agency in connection with seeking any governmental or regulatory registration, approval, or license, or pursuant to the lawful requirement or request of a governmental agency, provided that reasonable measures are taken to obtain confidential treatment thereof and to guard against further disclosure, provided that reasonable written notice is provided to the Disclosing Party.

g.    For a period of five (5) years after the life of CytRx’s US patents on Product, or nine (9) years after termination or expiration of this Agreement for any reason, whichever is longer, NA agrees not to directly or indirectly manufacture or otherwise produce the Product or any other products substantially similar thereto and especially such similar products that may be covered by CytRx’s patents.

h.    Except as expressly provided in this Agreement, no express or implied licenses or other rights are provided to NA under any patents, patent applications, trade secrets or other proprietary rights of CytRx, including any altered forms of the Product and/or Technology made by CytRx. It is understood by NA that CytRx may grant exclusive or non-exclusive licenses to others.

11.    INDEMNIFICATION.

a.    Indemnification by CytRx. Except for matters that are included within NA’s indemnity obligations under Section 9.b below, CytRx agrees to defend, indemnify and hold harmless NA, its directors, officers, shareholders, subsidiaries, affiliates and agents from and against any and all indebtedness, obligations, liabilities, actions, damages, penalties, costs, expenses, claims and demands (whether fixed, contingent or otherwise, whether arising in law or equity, whether upon contract or from course of dealing or express or implied warranty or tort or under state or federal law or laws or under common law, or otherwise, including but not limited to attorney’s fees and expenses) that are imposed upon or incurred or asserted against any of them or the Equipment that arise from:

i.    any accident, injury to or death of persons (including but not limited to employees of CytRx) or loss of or damage to property that occurred prior to the Effective Date from ownership, use, operation or condition of the Equipment or from CytRx’s act or omission prior to the date hereof except if end to the extent caused by NA’S willful act or omission or by NA’s negligence;

ii.    any violation of applicable law, rule, regulation or control prior to the Effective Date caused by ownership, use, operation, or condition, of the Equipment (for example, but without limitation, OSHA violations);

iii.    taxes and assessments of any kind or nature assessed in respect of the Equipment with respect to periods prior to the Effective Date;

iv.    any failure on the part of CytRx to perform or comply with any of the terms of this Agreement or any breath of any of CytRx’s representations or warranties in this Agreement:

v.    any obligation, liability or indebtedness to any broker or agent in connection with this Agreement that is caused by act or omission of CytRx.

The foregoing indemnity obligations are enforceable whether the discovery or claim with respect thereto is now known or hereafter discovered or made. Any amounts which become payable by CytRx under this Section 9 and which are not paid within ten (10) days after liability therefor on the part of CytRx is determined by arbitration or otherwise will bear a late charge (to the extent permitted by law) computed at the rate of 10% per annum (or the maximum rate permitted by law, whichever is the lower) from the date of such determination. CytRx, at its expense, will contest, resist and defend any such claim, action or proceeding asserted or instituted against NA, and may compromise or otherwise dispose of the same as it sees fit. If a claim is brought or an action filed with respect to the subject of the foregoing indemnity, NA agrees that CytRx will employ attorneys of its own selection to appear and defend on behalf of NA at the expense of CytRx, the claim or action against NA NA may employ attorneys of its own selection to participate fully in such appearances and defense on behalf of NA; however, CytRx shall control the defense and settlement of any indemnified claim. Any attorneys employed by NA will be employed at NA’s expense except to the extent (if any) that CytRx does not provide any pay for attorneys of CytRx’s selection to appear and defend on behalf of NA.

b.    Indemnification by NA. EXCEPT for matters that are included within CytRx’s indemnity obligations under Section 9.a, above, NA AGREES to defend, indemnify and hold harmless CytRx, its directors, officers, shareholders, subsidiaries, affiliates and agents from and against any and all indebtedness, obligations, liabilities, actions, damages, penalties, costs, expenses, claims and demands (whether fixed, contingent or otherwise, whether arising in law or equity, whether upon contract or from course of dealing or express or implied warranty or tort or under state or federal law or laws or under common law, or otherwise, including but not limited to attorneys’ fees and expenses) that are imposed upon or incurred or asserted against any of them or the Equipment that arises from:

i.    any accident, injury or death of persons (including but not limited to employees of NA) or loss of or damage to property that occurs after the Effective Date from ownership, use, operation or condition of the Equipment or from NA’s act or omission except if and to the extent caused by CytRx’s willful act or omission or by CytRx’s negligence (excluding any negligence or willful act or omission of CytRx that occurred prior to the Effective Date to the extent such negligence or willful act or omission caused any condition of the Equipment, but not excluding negligence or other act or omission of CytRx that caused any accident, injury or death prior to the Effective Date or any environmental liability or violation such as dumping of hazardous waste or toxic materials prior to the Effective Date):

ii.    any violation of applicable law, rule, regulation or control after the Effective Date caused by ownership, use, operation, or change in condition, of the Equipment (for example, but without limitation, OSFIA violations),

iii.    taxes and assessments of any kind or nature assessed in respect of the Equipment with respect to periods after the Effective Date;

iv.    any failure on the part of the NA to perform or comply with any of the terms of this Agreement or any breach of any of NA’s representations or warranties in this Agreement; and

v.    any obligation, liability or indebtedness to any broker or agent in connection with this Agreement that is caused by act or omission of NA.

The foregoing indemnity obligations are enforceable whether the discovery or claim with respect thereto is now known or hereafter discovered or made. Any amounts which become payable by NA under this Section 9 and which are not paid within ten (10) days after liability therefor on the part of NA is determined by arbitration or otherwise will bear a late charge (to the extent permitted by law) computed at the rate of 10% per annum (or the maximum rate permitted by law, whichever is the lower) from the date of such determination. NA, at its expense, will contest, resist and defend any such claim, action or proceeding asserted or instituted against CytRx, and may compromise or otherwise dispose of the same as it sees fit. If a claim is brought or an action filed with respect to the subject of the foregoing indemnity, CytRx agrees that NA will employ attorneys of its own selection to appear and defend on behalf of CytRx at the expense of NA, the claim or action against CytRx. CytRx may employ attorneys of its own selection to participate fully in such appearance and defense on behalf of CytRx; however, NA shall control the defense and settlement of any indemnified claim, but NA shall not be entitled to enter into any settlement affecting CytRx’s proprietary rights in the Technology or the Equipment without the prior written consent of CytRx, which shall not be unreasonably withheld. Any attorneys employed by CytRx will be employed at CytRx’s expense except to the extent (if any) that NA does not provide and pay for attorneys of NA’s selection to appear and defend on behalf of CytRx. This Section 9 shall survive any termination or expiration of this Agreement.

12.    MISCELLANEOUS.

a.    Assignment or Transfer. The rights of the Parties hereunder are not personal to any particular officers, employees or owners. However, the rights and obligations of the Parties under this Agreement are assignable or transferable only with the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing CytRx will have the right to assign the contract to any FLOCOR™ purified poloxamer 188 licensing partner it has for the product without prior consent by NA. Also, CytRx will be able to assign the contract to another affiliate where ‘Affiliate’ means a company in which CytRx has a 50% or more ownership stake. Notwithstanding the foregoing, either Party may assign this Agreement without consent to a successor or surviving entity pursuant to a merger, corporate reorganization or sale of substantially all of the assets of the assignor. Any assignments or transfers in violation of this Section 10.a shall be void. This Agreement shall be binding on any successors or assignees authorized by this Section 10.a.

b.    Force Majeure. If a Party is delayed in fulfilling any of the terms and conditions hereunder due to acts of God, war, prohibitions on exports or imports, fires, floods, strikes,

sabotage, civil commotion or riots, earthquakes, or any other cause beyond such Party’s reasonable control, time for such performance by such Party shall be extended by the period of time equal to the period of duration of the force majeure event. The delayed Party shall incur no liability to the other Party, by reason of such delay in performance. Once the force majeure cause ceases to exist, all terms and conditions of this Agreement will again prevail. Notwithstanding the foregoing, if a Party fails, for a period of at least thirty (30) days. to fulfill any of its obligations under this Agreement due to a force majeure event, the other Party CytRx may terminate this Agreement upon written notice.

c.    Nature of Relationship. Nothing in this Agreement shall be deemed or construed to constitute or create between the parties hereto a partnership, joint venture, or agency. Neither NA nor CytRx shall engage in any conduct which might create the impression or inference that CytRx or NA, as applicable is a partner. joint venturer, or officer of the other. NA certifies that it is engaged in an independent business and will perform its obligations under this Agreement as an independent contractor and not as the agent or employee of CytRx that it has no authority to act for or bind CytRx: that any persons provided by NA shall be solely the employees of NA under its sole and exclusive direction and control. NA is solely responsible for the payment of its employees. NA is solely responsible for providing worker’s compensation, unemployment, disability insurance and social security withholding for its employees, and shall comply with all other federal, state and local, rules and regulations.

d.    Separability of Clauses. Any provision or provisions of this Agreement which in any way contravene the law of any state or country in which this Agreement is effective shall, in such state or country, to the extent of such contravention of law, be deemed separable and shall not affect any other provisions hereof or the validity hereof.

e.    Local Law Requirements. Except as otherwise specifically provided herein, NA and CytRx, shall each, at their own expense, take such steps as may be required to satisfy any laws or requirements with respect to declaring, filing, recording, or otherwise rendering this Agreement valid.

f.    Notices. Any notice required or permitted to be given hereunder by either of the parties hereto, unless otherwise specifically provided, shall be given by sending such notice properly addressed to the other party’s address as set forth below, by prepaid registered air mail via a reliable overnight courier service, or by cable, e-mail or facsimile if followed up by air mail. All such notices shall be deemed given ten (10) days after the date of mailing, or, if earlier, at the time of actual receipt of a mailing, cable, e-mail or facsimile.

CytRx Address:     CytRx Corporation

154 Technology Parkway

Norcross, GA 30092

Attn: President

NA Address:     Nycomed Amersham

33 Riverside Avenue

Rensselaer, NY 12144

Attn: Vice President, Manufacturing

Copy: General Counsel

g.    Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties on the subject matter thereof, and merges all prior discussions and negotiations between them (except as otherwise specified in Section 8.f) and specifically supersedes and replaces that certain Letter of Intent previously executed by the parties dated otherwise specified in Section 8.f) and specifically supersedes and replaces that certain Letter of Intent previously executed by the parties dated [x]. Neither of the parties shall be bound by any conditions, definitions, representations, or warranties with respect to the subject matter of this Agreement other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in a writing signed by a duly authorized representative of the part to be bound thereby.

h.    Governing Law. This Agreement shall be deemed to have been executed and entered into in the State of Delaware, and this Agreement, end its formation, operation, and performance, shall be governed, construed, performed, and enforced in accordance with the substantive laws of the State of Delaware.

i.    Arbitration.

i.    Any controversy or claim between the parties including but not limited to those arising out of or relating to this Agreement, including any claims based on or arising from an alleged tort, shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as modified below. All statutes of limitation which would otherwise be applicable shall apply to any arbitration proceedings hereunder.

ii.    There shall be one arbitrator agreed upon by the parties, or if the parties do not agree, then the arbitrator shall be selected by the administrator of the AAA office in the area where the arbitration is to be held. The Arbitrator shall be an attorney with at least 15 years of experience in commercial law and biotechnology. The venue of the arbitration shall be Renssalaer, NY if CytRx initiates the arbitration, and Atlanta, Georgia, if NA initiates the arbitration.

iii.    There shall be no discovery or dispositive motion practice (such as motions for summary judgment or to dismiss or the like) except as may be permitted by the arbitrator, who shall authorize only such discovery which may be shown to be necessary to ensure a fair hearing.

iv.    The arbitrator shall not be bound by the rules of evidence or civil procedure, but rather may consider such writings and oral presentations as reasonably business men would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrators may determine to be appropriate. It is the intention of the parties to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing of the parties on significant and material issues.

v.    The arbitrator shall take such steps as may be necessary to hold a hearing within ninety (90) clays of initial request for arbitration and to conclude the hearing within two (2) days; and the arbitrator’s written decision shall be made not later than fourteen (14) calendar days after the hearing. The parties have included these time limits in order to expedite the proceeding, but they are riot jurisdictional, and the arbitrator may for good cause afford or permit reasonable extensions or delays, which shall not affect the validity of the award. The written decision shall contain a full statement of the claim(s) determined and the award made on each claim. Absent fraud, collusion or willfulness conduct by the arbitrator, the award shall be final and judgment may be entered in any court having jurisdiction hereof. The arbitrator may award attorneys fees and costs to the prevailing party, but shall not have the power to award punitive damages.

vi.    The parties have included the foregoing provisions limiting the scope and extent of the arbitration with the intention of providing for prompt, economic and fair resolution of any dispute.

j.    Pronouns. As required by the context, all pronouns shall be deemed to refer to and include masculine, feminine, neuter, singular, and plural.

k.    Paragraph Headings. Paragraph headings have been inserted solely for the convenience of the parties and shall not be considered a part of this Agreement for interpretation or construction.

l.    Counterpart Execution. This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute one original Agreement.

m.    Publicity. Neither Party shall use the other Party’s names or trademarks, including Product names, in any advertising, promotional efforts or publicity of any kind without the prior written permission of the other party.

n.    Waiver. No waiver of any provision of this Agreement or any right or obligation of a Party shall be effective unless in writing and signed by the Parties. The failure of either Party to enforce a right shall not constitute a waiver.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

NYCOMED AMERSHAM		CYTRX CORPORATION

By:	/s/ JOHN FALLONE	By:	/s/ JACK J. LUCHESE
Name:	John Fallone	Name	Jack J. Luchese
Title:	Vice President, Manufacturing	Title:	CEO & President

EXHIBIT A

EQUIPMENT

V-IA	Extraction Vessel
V-lB	Extraction Vessel
V-2	Collection Vessel
V-3	Cyclone Separator
V-4	Pressure Reduction Vessel
V-5	CO2 Receiver

C-1	Product Collector

XIA	CO2 Reheating Exchanger
Xl	CO2 Reheating Exchanger
X2	Vaporizer
X3	Condenser
X4	Subcooler

P-IA	High Pressure CO2 Pump
P-IB	High Pressure CO2 Pump
P-2A	High Pressure Cosolvent Pump
P-2B	High Pressure Cosolvent Pump
P-3	Feed Pump

F-I	Filter, CO2 Pump Inlet
F-2A	Fifter, MeOH Pump Inlet
F-2B	Filter, MeOH Pump Inlet
F-3	Filter, Polymer Feed Pump Inlet

FIC-1A	Coriolis Mass Flow Meter, CO2
FIC-1B	Coriolis Mass Flow Meter, CO2
FIC-2A	Coriolis Mass Flow Meter, MeOH
FlC-2B	Coriolis Mass Flow Meter. MeOH

PIC-1A	Back Pressure Regulator, Extractor
PIC-1B	Back Pressure Regulator, Extractor
HC-2	Back Pressure Regulator. Pressure Reduction Vessel

TIC-1A	Temperature Controller, Reheater
TIC-1B	Temperature Controller, Reheater
TIC-2A	Temperature Controller, Extractor Jacket

EXHIBIT A (continued)

TIC-2B	Temperature Controller, Extractor Jacket
TIC-3	Temperature Controller, Condenser Outlet
TIC-4	Temperature Controller, Subcooler Outlet
TAH-TAL-5	Temperature Controller, Collector Vaporizer

PT-IA	Pressure Transmitter, CO2 Pump Discharge
PT-IB	Pressure Transmitter, CO2 Pump Discharge
PT-5	Pressure Transmitter, Collector
PT-7	Pressure Transmitter, CO2 Receiver

PI-1A	Pressure Gauge, CO2 Pump Discharge
PI-1B	Pressure Gauge, CO2 Pump Discharge
PI-2	Pressure Gauge, Feed Pump Discharge
PI-4A	Pressure Gauge Extractor
PI-4B	Pressure Gauge, Extractor
PI-5	Pressure Gauge Collector
PI-6	Pressure Gauge, Cyclone Separator
PI-7	Pressure Gauge, CO2 Receiver
PI-8	Pressure Gauge, Pressure Reduction Vessel

PSE-1A	Rupture Disk, CO2 Pump Discharge
PSE-1B	Rupture Disk, CO2 Pump Discharge
PSE-4A	Rupture Disk, Extractor
PSE-4B	Rupture Disk, Extractor
PSE-6	Rupture Disk, Collector
PSE-8	Rupture Disk, Pressure Reduction Vessel
PSE-9	Rupture Disk, CO2 Receiver

PSV-3	Pressure Safety Valve, Feed Pump Discharge

Accepted:	/s/ JOHN FALLONE	/s/ JACK J. LUCHESE

EXHIBIT B

SERVICES

1.	Purchase of raw materials

2.	Manufacture of Product

3.	Analytical testing

4.	Product release

5.	Shipment of Product

6.	Disposal of waste

7.	Process validation

8.	Cleaning validation

Accepted:	/s/ JOHN FALLONE	/s/ JACK J. LUCHESE

EXHIBIT C

QUALITY AGREEMENT

FACILITY

1.	GMP compliance	NA
2.	GMP Training	NA

DOCUMENTATION

1	Document control	NA
2.	Change control	NA
3.	Preparation of master batch record	NA
4.	Review & approval master batch record within 5 working days	NA & CytRx
5.	Preparation of SOPs	NA
6.	Review of SOPs
	General	NA
	Product specific within 5 working days	NA & CytRx
7.	Notification of changes	NA & CytRx
8.	Issuance of lot numbers	NA

OPERATIONS

1.	Technology transfer	CytRx
2.	Development of processes & methods	CytRx
3.	Supplier qualification & audit	NA
4.	RM Purchasing	NA
5.	RM Inspection & release	NA
6.	IP Testing	NA
7.	FG Testing	NA
8.	FG Release	NA
9.	Planned deviations—approval	NA & CytRx
10.	Unplanned deviations— approval	NA
11.	OOS Investigations	NA
12.	Corrective Actions	NA
13.	Batch record review	NA
14.	Process Improvements	NA & CytRx

ENGINEERING

1.	Equipment preventive maintenance	NA
2.	Equipment maintenance	NA
3.	Equipment calibration program	NA

EXHIBIT C (continued)

REGULATORY
1.	Preparation of DMF	NA
2.	Response to FDA-483	NA
3.	Preparation of IND&NDA	CytRx
4.	Response to FDA deficiency letter	CytRx
5.	Filing of annual report	CytRx
6	Retained samples (RM & FO)	NA
7.	Stability program	TBD
8.	Process Validation:
	Review of protocols & reports within 5 working days	NA & CytRx
	Execution of protocols	NA
	Writing of reports	NA
9.	Complaint file	CytRx
10.	Complaint investigations	NA

Accepted:	/s/ JOHN FALLONE	/s/ JACK J. LUCHESE

EXHIBIT D

CASH FLOW

Cash flow schedule for estimated capital expenditure commitments:

Month	$(000s)

August	74

September	408

October	187

November	74

Accepted:	/s/ JOHN FALLONE	/s/ JACK J. LUCHESE

EXHIBIT E

PRICING

All Costs Will Be Adjusted as Per Section 7c.

Incremental Price = Material Cost = Added Value Cost

Material Cost = $63.23 per Kilogram (19 Kg base yield)

Material	Cost/Kg	Amount/Kg	Total
Caustic	$.24	15.789	$3.79
Poloxamer	7.00	1.474	10.32
Carbon Dioxide	.22	65.785	14.47
Methanol	.26	23.684	6.16
Disposal	125.00	.211	26.32
Tank rental	1.88	1.158	2.18

			$63.23

1st year: Added Value Cost Yield Variable Element=0.5(Added Value Cost)

Annual (Kg)	Volume	Total KG	Incremental Price/KG	Total $ Purchased	Average Cost/KG
1st	500	500	$700	$350,000	$700.00
next	500	1,000	$500	$600,000	$600.00
next	1,000	2,000	$350	$950,000	$475.00
next	1,000	3,000	$350	$1,300,000	$433.33
next	1,000	4,000	$275	$1,575,000	$393.75
next	1,000	5,000	$275	$1,850,000	$370.00
next	1,000	6,000	$275	$2,125,000	$354.17
next	1,000	7,000	$275	$2,400,000	$342.86
next	1,000	8,000	$275	$2,675,000	$334.38
next	1,000	9,000	$275	$2,950,000	$327.78
next	1,000	10,000	$275	$3,225,000	$322.50

Prices FOB Rensselaer, NY

Accepted:	/s/ JOHN FALLONE	/s/ JACK J. LUCHESE